CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

--------------------------------------------------------------------------------------------------
(In millions, except per share amounts)
--------------------------------------------------------------------------------------------------
For the years ended December 31,                            1996             1995             1994
--------------------------------------------------------------------------------------------------
REVENUES
Premiums and fees                                        $13,916          $13,914          $13,912
Net investment income                                      4,333            4,296            3,946
Other revenues                                               610              512              492
Realized investment gains                                     91              233               42
                                               ---------------------------------------------------
     Total revenues                                       18,950           18,955           18,392
                                               ---------------------------------------------------
BENEFITS, LOSSES AND EXPENSES
Benefits, losses and settlement expenses                  12,473           13,855           12,926
Policy acquisition expenses                                1,138            1,181            1,166
Other operating expenses                                   3,738            3,668            3,495
                                               ---------------------------------------------------
     Total benefits, losses and expenses                  17,349           18,704           17,587
                                               ---------------------------------------------------
INCOME BEFORE INCOME TAXES                                 1,601              251              805
                                               ---------------------------------------------------
Income taxes (benefits):
  Current                                                    419              258              224
  Deferred                                                   126             (218)              27
                                               ---------------------------------------------------
     Total taxes                                             545               40              251
                                               ---------------------------------------------------
NET INCOME                                                 1,056              211              554
Common dividends declared                                   (242)            (222)            (219)
Retained earnings, beginning of year                       4,041            4,052            3,717
                                               ---------------------------------------------------
RETAINED EARNINGS, END OF YEAR                           $ 4,855          $ 4,041          $ 4,052
---------------------------------------------------------=========================================
EARNINGS PER SHARE                                       $ 13.85          $  2.86          $  7.66
---------------------------------------------------------=========================================

The Notes to Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------
(In millions, except per share amounts)
--------------------------------------------------------------------------------------------------------
As of December 31,                                                                  1996            1995
--------------------------------------------------------------------------------------------------------
ASSETS
Investments:
   Fixed maturities, at fair value (amortized cost, $33,404; $33,275)            $34,933         $36,241
   Equity securities, at fair value (cost, $573; $565)                               701             661
   Mortgage loans                                                                 10,927          11,010
   Policy loans                                                                    7,296           7,107
   Real estate                                                                     1,102           1,283
   Other long-term investments                                                       255             295
   Short-term investments                                                          1,320           1,113
                                                                       ---------------------------------
      Total investments                                                           56,534          57,710
Cash and cash equivalents                                                          1,287           1,559
Accrued investment income                                                            890             908
Premiums, accounts and notes receivable                                            4,229           4,268
Reinsurance recoverables                                                           7,287           7,120
Deferred policy acquisition costs                                                  1,230           1,109
Property and equipment                                                               802             864
Deferred income taxes                                                              1,998           1,866
Other assets                                                                         993           1,149
Goodwill                                                                           1,068           1,118
Separate account assets                                                           22,614          18,232
--------------------------------------------------------------------------------------------------------
     Total assets                                                                $98,932         $95,903
---------------------------------------------------------------------------------=======================
LIABILITIES
Contractholder deposit funds                                                     $29,878         $30,055
Unpaid claims and claim expenses                                                  18,841          19,303
Future policy benefits                                                            11,784          12,007
Unearned premiums                                                                  1,940           2,176
                                                                       ---------------------------------
     Total insurance and contractholder liabilities                               62,443          63,541
Accounts payable, accrued expenses and other liabilities                           5,326           5,408
Current income taxes                                                                 221             187
Short-term debt                                                                      289             414
Long-term debt                                                                     1,021           1,066
Separate account liabilities                                                      22,424          18,130
--------------------------------------------------------------------------------------------------------
     Total liabilities                                                            91,724          88,746
--------------------------------------------------------------------------------------------------------
CONTINGENCIES - NOTE 19
SHAREHOLDERS' EQUITY
Common stock (shares issued, 88; 87)                                                  88              87
Additional paid-in capital                                                         2,572           2,536
Net unrealized appreciation, fixed maturities                                        539           1,025
Net unrealized appreciation, equity securities                                        88              73
Net translation of foreign currencies                                                (45)            (27)
Retained earnings                                                                  4,855           4,041
Less treasury stock, at cost                                                        (889)           (578)
--------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                    7,208           7,157
--------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                  $98,932         $95,903
---------------------------------------------------------------------------------=======================
SHAREHOLDERS' EQUITY PER SHARE                                                   $ 97.15         $ 93.76
---------------------------------------------------------------------------------=======================

The Notes to Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------
(In millions)
---------------------------------------------------------------------------------------------------------------------------
For the years ended  December 31,                                                     1996           1995              1994
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $  1,056       $    211          $    554
Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
      Insurance liabilities                                                           (351)           550              (853)
      Reinsurance recoverables                                                        (140)           362               862
      Premiums, accounts and notes receivable                                           23           (184)              (10)
      Accounts payable, accrued expenses, other liabilities
         and current income taxes                                                       23            589              (119)
      Deferred income taxes                                                            126           (218)               27
      Realized investment gains                                                        (91)          (233)              (42)
      Other, net                                                                        54             27                56
                                                                           ------------------------------------------------
     Net cash provided by operating activities                                         700          1,104               475
                                                                           ------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments sold:
      Fixed maturities -- available-for-sale                                         6,076          6,492             4,868
      Fixed maturities -- held-to-maturity                                              --             --                12
      Equity securities                                                                368          1,668               681
      Mortgage loans                                                                   676            430               601
      Other (primarily short-term investments)                                      11,555         16,969            16,076
Investment maturities and repayments:
      Fixed maturities -- available-for-sale                                         3,867          1,144             1,946
      Fixed maturities -- held-to-maturity                                              --          2,177             2,624
      Mortgage loans                                                                   672            389               194
Investments purchased:
      Fixed maturities -- available-for-sale                                        (9,842)        (9,906)           (7,809)
      Fixed maturities -- held-to-maturity                                              --         (1,790)           (2,477)
      Equity securities                                                               (348)          (348)             (606)
      Mortgage loans                                                                (1,375)        (1,829)             (953)
      Other (primarily short-term investments)                                     (11,862)       (18,957)          (17,109)
Other, net                                                                            (144)          (152)             (140)
                                                                           ------------------------------------------------
     Net cash used in investing activities                                            (357)        (3,713)           (2,092)
                                                                           ------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Deposits and interest credited to contractholder deposit funds                       7,261          8,472             7,459
Withdrawals and benefit payments from contractholder deposit funds                  (7,168)        (5,859)           (5,252)
Net change in commercial paper                                                          (6)           (13)              (38)
Issuance of long-term debt                                                              --             88               158
Repayment of debt                                                                     (158)            (9)              (46)
Repurchase of common stock                                                            (292)            --                --
Issuance of common stock                                                                12             21                 5
Common dividends paid                                                                 (242)          (222)             (219)
                                                                           ------------------------------------------------
     Net cash provided by (used in) financing activities                              (593)         2,478             2,067
                                                                           ------------------------------------------------
Effect of foreign currency rate changes on cash and cash equivalents                   (22)            (3)               32
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                  (272)          (134)              482
Cash and cash equivalents, beginning of year                                         1,559          1,693             1,211
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                            $  1,287       $  1,559          $  1,693
----------------------------------------------------------------------------------=========================================
SUPPLEMENTAL DISCLOSURE OF CASH INFORMATION:
  Income taxes paid, net of refunds                                               $    360       $    233          $    531
  Interest paid                                                                   $    106       $    123          $    117
---------------------------------------------------------------------------------------------------------------------------

The Notes to Financial Statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF BUSINESS

    CIGNA Corporation's subsidiaries provide group life and health insurance, managed care products and related services, individual life and health insurance and annuity products, retirement and investment products and services, and property and casualty insurance throughout the United States and in many locations worldwide.

NOTE 2 -- SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

    A) BASIS OF PRESENTATION: The consolidated financial statements include the accounts of CIGNA Corporation and all significant subsidiaries (CIGNA). These consolidated financial statements have been prepared in conformity with generally accepted accounting principles, and reflect management's estimates and assumptions, such as those regarding medical costs and interest rates, that affect the recorded amounts. Significant estimates used in determining insurance and contractholder liabilities and related reinsurance recoverables, and valuation allowances for investment assets and deferred tax assets are discussed throughout the Notes to Financial Statements.

    Certain reclassifications have been made to prior years' amounts to conform with the 1996 presentation.

    B) RECENT ACCOUNTING PRONOUNCEMENTS: In 1996, CIGNA implemented Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires write-down to fair value when long-lived assets to be held and used are impaired. Long-lived assets to be disposed of, including real estate held for sale, must be carried at the lower of cost or fair value less costs to sell. Depreciation of assets to be disposed of is prohibited. The effect of implementing SFAS No. 121 was not material to CIGNA.

    In 1996, CIGNA implemented SFAS No. 123, "Accounting for Stock-Based Compensation." This statement provides guidance on the accounting and reporting for the cost of stock-based compensation. The cost related to stock options is permitted to be recorded or disclosed, and such cost must be measured at the grant date based upon estimated fair values using an option pricing model. CIGNA implemented SFAS No. 123 by disclosing the pro forma effect on net income of stock options. See Note 11 for further information.

    In 1993, CIGNA implemented SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which required that debt and equity securities be classified into different categories and carried at fair value if they are not classified as held-to-maturity. During the fourth quarter of 1995, the Financial Accounting Standards Board (FASB) issued a guide to implementation of SFAS No. 115, which permitted a one-time opportunity to reclassify securities subject to SFAS No. 115. Consequently, CIGNA reclassified all held-to-maturity securities to available-for-sale as of December 31, 1995. The non-cash reclassification of these securities, which had an aggregate amortized cost of $11.8 billion and fair value of $12.8 billion, resulted in an increase of approximately $300 million, net of policyholder-related amounts and deferred income taxes, in net unrealized appreciation included in Shareholders' Equity as of December 31, 1995.

    In 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on the accounting and disclosure for impaired loans. In 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -Income Recognition and Disclosures," which eliminates the income recognition requirements of SFAS No. 114. CIGNA adopted SFAS Nos. 114 and 118 in the first quarter of 1995, which resulted in an $8 million increase in net income.

    C) FINANCIAL INSTRUMENTS: In the normal course of business, CIGNA enters into transactions involving various types of financial instruments, including investments such as fixed maturities and equity securities, debt, and off-balance-sheet financial instruments such as investment and loan commitments and financial guarantees. These instruments are subject to risk of loss due to interest rate and market fluctuations and most have credit risk. CIGNA evaluates and monitors each financial instrument individually and, where appropriate, uses certain derivative instruments or obtains collateral or other forms of security to minimize risk of loss.

    Financial instruments that are subject to fair value disclosure requirements (insurance contracts, real estate, goodwill and taxes are excluded) are carried in the financial statements at amounts that approximate fair value, except for Mortgage Loans, Contractholder Deposit Funds (non-insurance products) and Long-term Debt. For these financial instruments, the fair value was not materially different from the carrying amount as of December 31, 1996 and 1995. Fair values of off-balance-sheet financial instruments as of December 31, 1996 and 1995 were not material.

    Fair values for financial instruments are estimates that, in many cases, may differ significantly from the amounts that could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments with comparable terms and credit quality. The fair value of liabilities for contractholder deposit funds was estimated using the amount payable on demand and, for those not payable on demand, discounted cash flow analyses.

    D) INVESTMENTS: Investments in fixed maturities, which are classified as available-for-sale, include bonds; asset-backed securities, including collateralized mortgage obligations (CMOs); and redeemable preferred stocks. Fixed maturities are carried at fair value, with unrealized appreciation or depreciation included in Shareholders' Equity. Fixed maturities are considered impaired and written down to fair value when a decline in value is considered to be other than temporary.

    Mortgage loans are carried principally at unpaid principal balances, net of valuation reserves. Mortgage loans are considered impaired when it is probable that CIGNA will not collect all amounts according to the contractual terms of the loan agreement. If impaired, a valuation reserve is utilized to record any change in the fair value of the underlying collateral below the carrying value of the mortgage loan.

    Fixed maturities and mortgage loans that are delinquent or restructured to modify basic financial terms, typically to reduce the interest rate and, in certain cases, extend the term, are placed on non-accrual status. Net investment income on such investments is recognized only when payment is received.

    Real estate investments are either held for the production of income or held for sale. Real estate investments held for the production of income are carried at depreciated cost less any write-downs to fair value. Depreciation is generally calculated using the straight-line method based on the estimated useful lives of these assets.

    Real estate investments held for sale are generally those which are acquired through the foreclosure of mortgage loans. CIGNA's policy is to rehabilitate, re-lease and sell foreclosed properties, which generally takes two to four years. At the time of foreclosure, properties are valued at fair value less estimated costs to sell and reclassified from mortgage loans to real estate held for sale. Subsequent to foreclosure, these investments are carried at the lower of cost or current fair value less estimated costs to sell. Adjustments to the carrying value as a result of changes in fair value subsequent to foreclosure are recorded as valuation reserves, and reported in realized investment gains and losses. CIGNA considers several methods in determining fair value for real estate, with emphasis placed on the use of discounted cash flow analyses and, in some cases, the use of third-party appraisals. Effective with the implementation of SFAS No. 121, real estate held for sale is no longer depreciated.

    Equity securities, which include common and non-redeemable preferred stocks, are carried at fair value, with unrealized appreciation or depreciation included in Shareholders' Equity. Short-term investments are carried at fair value, which approximates cost. Equity securities and short-term investments are classified as available-for-sale.

    Policy loans generally are carried at unpaid principal balances.

    Realized investment gains and losses result from sales, investment asset write-downs and changes in valuation reserves. Realized investment gains and losses do not include amounts attributable to experience-rated pension policyholders' contracts and participating life policies (policyholder share). Realized investment gains and losses are based upon specific identification of the investment assets.

    Unrealized investment gains and losses for investments carried at fair value, are included in Shareholders' Equity net of policyholder-related amounts and deferred income taxes.

    See Note 4(F) for a discussion of CIGNA's accounting policies for derivative financial instruments.

    E) CASH AND CASH EQUIVALENTS: Short-term investments with a maturity of three months or less at the time of purchase are reported as cash equivalents.

    F) REINSURANCE RECOVERABLES: Reinsurance recoverables are estimates of amounts to be received from reinsurers. Allowances are established for amounts estimated to be uncollectible.

    G) DEFERRED POLICY ACQUISITION COSTS: Acquisition costs consist of commissions, premium taxes and other costs, which vary with, and are primarily related to, the production of revenues. Acquisition costs for:

- property and casualty products are deferred and amortized over the terms of the insurance policies;

- universal life products and contractholder deposit funds are deferred and amortized in proportion to total estimated gross profits over the expected lives of the contracts;

- annuity and other individual life insurance products are deferred and amortized, generally in proportion to the ratio of annual revenue to the estimated total revenues over the contract periods; and

-   other products are expensed as incurred.

    Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed. If such costs are estimated to be unrecoverable as a result of treating unrealized investment gains and losses as though they had been realized, a deferred acquisition cost valuation allowance may be established or adjusted, with a comparable offset in net unrealized appreciation (depreciation).

    H) PROPERTY AND EQUIPMENT: Property and equipment are carried at cost less accumulated depreciation. When applicable, cost includes interest and real estate taxes incurred during construction and other construction-related costs. Depreciation is calculated principally on the straight-line method based on the estimated useful lives of the assets. Accumulated depreciation was $1.1 billion at December 31, 1996 and 1995.

    I) OTHER ASSETS: Other Assets consists of various insurance-related assets, principally ceded unearned premiums and reinsurance deposits.

    J) GOODWILL: Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. Goodwill is amortized on systematic bases over periods, not exceeding 40 years, that correspond with the benefits estimated to be derived from the acquisitions. CIGNA evaluates the carrying amount of goodwill by analyzing historical and estimated future income and undiscounted estimated cash flows of the related businesses. Goodwill is written down when impaired. Amortization periods are revised if it is estimated that the remaining period of benefit of the goodwill has changed. Accumulated amortization was $959 million and $909 million at December 31, 1996 and 1995, respectively.

    K) SEPARATE ACCOUNTS: Separate account assets and liabilities are carried at market value and represent policyholder funds maintained in accounts having specific investment objectives. The investment income, gains and losses of these accounts generally accrue to the policyholders and, therefore, are not included in CIGNA's revenues and expenses.

    L) CONTRACTHOLDER DEPOSIT FUNDS: Liabilities for Contractholder Deposit Funds consist of deposits received from customers and investment earnings on their fund balances, less administrative charges and, for universal life fund balances, mortality charges.

    M) UNPAID CLAIMS AND CLAIM EXPENSES: Liabilities for unpaid claims and claim expenses are estimates of payments to be made on reported claims and incurred but not reported claims on property and casualty, health and dental coverages. Estimated amounts of salvage and subrogation are deducted from the liability for unpaid claims.

    N) FUTURE POLICY BENEFITS: Future policy benefits are liabilities for life, health and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. These liabilities are computed using premium assumptions for group annuity policies and the net level premium method for individual life policies, and are based upon estimates as to future investment yield, mortality and withdrawals that include provisions for adverse deviation. Future policy benefits for individual life insurance and annuity policies are computed using interest rates ranging from approximately 2% to 11%, generally graded down from 1 to 20 years. Mortality, morbidity and withdrawal assumptions are based on either CIGNA's own experience or various actuarial tables.

    O) UNEARNED PREMIUMS: Premiums for property and casualty and group life, accident and health insurance are reported as earned on a pro-rata basis over the contract period. The unexpired portion of these premiums is recorded as Unearned Premiums.

    P) OTHER LIABILITIES: Other Liabilities consists principally of postretirement and postemployment benefits and various insurance-related liabilities, including amounts related to reinsurance contracts, the present value of obligations related to a closed book of reinsurance business acquired in 1984, and guaranty fund assessments that can be reasonably estimated.

    Q) TRANSLATION OF FOREIGN CURRENCIES: Foreign operations primarily utilize the local currencies as their functional currencies, and assets and liabilities are translated at the rates of exchange as of the balance sheet date. The translation gain or loss on such functional currencies, net of applicable taxes, is generally reflected in Shareholders' Equity. Revenues and expenses are translated at average rates of exchange prevailing during the year.

    R) PREMIUMS AND FEES, REVENUES AND RELATED EXPENSES: Premiums for property and casualty insurance, group life, accident and health insurance, and prepaid health and dental coverages are recognized as revenue on a pro-rata basis over their contract periods. Benefits, losses and settlement expenses are recognized when incurred.

    Premiums for individual life insurance as well as individual and group annuity products, excluding universal life and investment-related products, are recognized as revenue when due. Benefits, losses and settlement expenses are matched with premiums.

    Revenues for universal life products consist of net investment income and mortality, administration and surrender fees assessed against the fund balances during the period. Net investment income represents investment income on assets supporting universal life products and is recognized as earned. Fees for mortality are recognized ratably over the policy year. Administration fees are recognized as services are provided, and surrender charges are recognized as earned. Benefit expenses for universal life products consist of benefit claims in excess of fund balances, which are recognized when claims are filed, and interest credited in accordance with contract provisions.

    Revenues for investment-related products consist of net investment income and contract fees assessed against the fund balances during the period. Net investment income represents investment income on assets supporting investment-related products and is recognized as earned. Contract fees are based upon related administrative expenses and are assessed ratably over the contract year. Benefit expenses for investment-related products primarily consist of interest credited in accordance with contract provisions.

    S) PARTICIPATING BUSINESS: Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in a portion of the earnings of the life insurance subsidiaries of CIGNA. The participating insurance in force accounted for approximately 6% of total life insurance in force at December 31, 1996 and 1995, compared with 5% at December 31, 1994.

    T) INCOME TAXES: CIGNA and its domestic subsidiaries file a consolidated United States federal income tax return; foreign subsidiaries file tax returns in accordance with applicable foreign regulations. Included in tax returns for domestic subsidiaries are the taxable income and credits for taxes paid for certain foreign subsidiaries. Entities included within the consolidated group are segregated into either a life insurance or non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income.

    Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes. See
Note 9 for additional information.

NOTE 3 -- ACQUISITIONS AND DISPOSITIONS

    CIGNA had various acquisitions and dispositions during 1996, 1995 and 1994, the effects of which were not material to the financial statements.

    In February 1997, CIGNA announced its intent to acquire the outstanding shares of Healthsource, Inc. (Healthsource) for $1.65 billion, including the payment of approximately $250 million of outstanding Healthsource long-term debt. Healthsource's principal businesses are managed care and group indemnity insurance. The transaction, which is subject to regulatory approval, is expected to be completed in 1997. Healthsource had revenues of $1.7 billion and a net loss of $4 million for 1996. Healthsource's shareholders' equity was approximately $400 million as of December 31, 1996.

NOTE 4 -- INVESTMENTS

    A) FIXED MATURITIES: Fixed maturities are net of cumulative write-downs of $131 million and $144 million, including policyholder share, as of December 31, 1996 and 1995, respectively.

    The amortized cost and fair value by contractual maturity periods for fixed maturities, including policyholder share, as of December 31, 1996 were as follows:

--------------------------------------------------------------
                                         Amortized        Fair
(In millions)                                 Cost       Value
--------------------------------------------------------------
Due in one year or less                    $ 1,577     $ 1,635
Due after one year through five years        9,558       9,890
Due after five years through ten years       8,306       8,660
Due after ten years                          5,650       6,238
Asset-backed securities                      8,313       8,510
--------------------------------------------------------------
Total                                      $33,404     $34,933
-------------------------------------------===================

    Actual maturities could differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, CIGNA may extend maturities in some cases.

    Gross unrealized appreciation (depreciation) for fixed maturities, including policyholder share, by type of issuer was as follows:

----------------------------------------------------------------
                                   December 31, 1996
----------------------------------------------------------------
                                  Unrealized Unrealized
                        Amortized    Apprec-    Deprec-     Fair
(In millions)                Cost     iation     iation    Value
----------------------------------------------------------------
Federal government
    bonds                 $ 1,104     $  181   $ (10)    $ 1,275
State and local
    government bonds        1,608        176      (8)      1,776
Foreign government
    bonds                   2,272        177     (33)      2,416
Corporate securities       20,107      1,044    (195)     20,956
Asset-backed securities     8,313        285     (88)      8,510
----------------------------------------------------------------
Total                     $33,404     $1,863   $(334)    $34,933
--------------------------======================================
                                    December 31, 1995
----------------------------------------------------------------
Federal government
    bonds                 $ 1,307     $  344   $  (1)    $ 1,650
State and local
    government bonds        1,594        226      (4)      1,816
Foreign government
    bonds                   2,354        161      (7)      2,508
Corporate securities       20,207      1,905     (99)     22,013
Asset-backed securities     7,813        500     (59)      8,254
----------------------------------------------------------------
Total                     $33,275     $3,136   $(170)    $36,241
--------------------------======================================

    Asset-backed securities include investments in CMOs as of December 31, 1996 of $3.4 billion carried at fair value (amortized cost, $3.4 billion), compared with $3.3 billion carried at fair value (amortized cost, $3.2 billion) as of December 31, 1995. Certain of these securities are backed by Aaa/AAA-rated government agencies. All other CMO securities have high quality ratings through use of credit enhancements provided by subordinated securities or mortgage insurance from Aaa/AAA-rated insurance companies. CMO holdings are concentrated in securities with limited prepayment, extension and default risk, such as planned amortization class bonds. CIGNA's investments in interest-only and principal-only CMOs, which are subject to interest rate risk due to accelerated prepayments, represented approximately 1% of total CMO investments at December 31, 1996 and 1995.

    At December 31, 1996, contractual fixed maturity investment commitments were $104 million. The majority of investment commitments are for the purchase of investment grade fixed maturities, bearing interest at a fixed market rate, and require no collateral. These commitments are diversified by issuer and maturity date, and it is estimated that approximately 75% will be disbursed in 1997.

    B) MORTGAGE LOANS AND REAL ESTATE: CIGNA's mortgage loans and real estate investments are diversified by property type and location and, for mortgage loans, by borrower. Mortgage loans are collateralized by the related property and generally approximate 75% of the property's value at the time the original loan is made.

    At December 31, the carrying values of mortgage loans and real estate investments, including policyholder share, were as follows:

--------------------------------------------------------------
(In millions)                                   1996      1995
--------------------------------------------------------------
Mortgage loans                               $10,927   $11,010
                                         ---------------------
Real estate:
  Held for sale                                  607       720
  Held for the production of income              495       563
                                         ---------------------
Total real estate                              1,102     1,283
--------------------------------------------------------------
Total                                        $12,029   $12,293
---------------------------------------------=================

    At December 31, mortgage loans and real estate investments comprised the following property types and geographic regions:

--------------------------------------------------------------
(In millions)                                1996         1995
--------------------------------------------------------------
PROPERTY TYPE:
   Retail facilities                      $ 4,822      $ 4,696
   Office buildings                         4,498        4,804
   Apartment buildings                      1,420        1,392
   Hotels                                     684          731
   Other                                      605          670
--------------------------------------------------------------
Total                                     $12,029      $12,293
------------------------------------------====================
GEOGRAPHIC REGION:
   Central                                $ 3,762      $ 3,815
   Pacific                                  2,705        2,772
   Middle Atlantic                          2,025        2,063
   South Atlantic                           1,688        1,813
   New England                              1,213        1,252
   Other                                      636          578
--------------------------------------------------------------
Total                                     $12,029      $12,293
------------------------------------------====================

    MORTGAGE LOANS

    At December 31, 1996, scheduled mortgage loan maturities were as follows:
1997 -- $898 million; 1998 -- $725 million; 1999 -- $1.4 billion; 2000 -- $1.6 billion; 2001 -- $1.3 billion; and $5 billion thereafter. Actual maturities could differ from contractual maturities because borrowers may have the right to prepay obligations, with or without prepayment penalties; the maturity date may be extended; and loans may be refinanced. During 1996 and 1995, CIGNA refinanced at current market rates approximately $520 million and $400 million, respectively, of its mortgage loans relating to borrowers that were unable to obtain alternative financing.

    At December 31, 1996, contractual commitments to extend credit under commercial mortgage loan agreements amounted to approximately $425 million, all of which were at a fixed market rate of interest. These commitments expire within three months, and are diversified by property type and geographic region.

    At December 31, 1996, CIGNA's impaired mortgage loans were $848 million, including $462 million before valuation reserves totaling $101 million, and $386 million, which had no valuation reserves. At December 31, 1995, CIGNA's impaired mortgage loans were $874 million, including $474 million before valuation reserves totaling $88 million, and $400 million, which had no valuation reserves.

    During the year ended December 31, changes in reserves for impaired mortgage loans, including policyholder share, were as follows:

--------------------------------------------------------------
(In millions)                                   1996      1995
--------------------------------------------------------------
Reserve balance -- January 1                    $ 88      $179
Transfers to foreclosed real estate              (30)      (54)
Charge-offs upon sales                           (20)      (50)
Net increase in valuation reserves                63        13
--------------------------------------------------------------
Reserve balance -- December 31                  $101      $ 88
--------------------------------------------------------------
                                          --------------------

    During 1996 and 1995, impaired mortgage loans, before valuation reserves, averaged approximately $885 million and $1 billion, respectively, and interest income recorded and cash received on these loans was approximately $75 million in each year.

REAL ESTATE

    During 1996, 1995 and 1994, non-cash investing activities included real estate acquired through foreclosure of mortgage loans, which totaled $114 million, $146 million and $169 million, respectively.

    Valuation reserves and cumulative write-downs related to real estate, including policyholder share, were $344 million and $381 million as of December 31, 1996 and 1995, respectively.

    Net income for 1996 included $15 million and $1 million for net investment income and write-downs upon foreclosures, respectively, for real estate held for sale.

    C) SHORT-TERM INVESTMENTS AND CASH EQUIVALENTS: At December 31, 1996 and 1995, short-term investments and cash equivalents, in the aggregate, primarily included debt securities, principally corporate securities of $1.4 billion.

    D) NET UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS: Unrealized appreciation (depreciation) for investments carried at fair value as of December 31 were as follows:

--------------------------------------------------------------
(In millions)                                 1996        1995
--------------------------------------------------------------
Unrealized appreciation:
    Fixed maturities                        $1,863      $3,136
    Equity securities                          198         151
                                     -------------------------
                                             2,061       3,287
                                     -------------------------
Unrealized depreciation:
    Fixed maturities                          (334)       (170)
    Equity securities                          (70)        (55)
                                     -------------------------
                                              (404)       (225)
                                     -------------------------
                                             1,657       3,062
Less policyholder-related amounts              723       1,408
                                     -------------------------
Shareholder net unrealized
   appreciation                                934       1,654
Less deferred income taxes                     307         556
--------------------------------------------------------------
Net unrealized appreciation                 $  627      $1,098
-------------------------------------=========================

    Net unrealized appreciation for investments carried at fair value is included as a separate component of Shareholders' Equity, net of policyholder-related amounts and deferred income taxes. The net unrealized appreciation (depreciation) for these investments, primarily fixed maturities, during 1996, 1995 and 1994 was ($471) million, $1.1 billion and ($1.2) billion, respectively.

    During 1995 and 1994, certain fixed maturities were carried at amortized cost in the financial statements. The change in net unrealized appreciation (depreciation) for such investments was $20 million and ($1.5) billion in 1995 and 1994, respectively.

    E) NON-INCOME PRODUCING INVESTMENTS: At December 31, the carrying values of investments, including policyholder share, that were non-income producing during the preceding 12 months were as follows:

--------------------------------------------------------------
(In millions)                                 1996        1995
--------------------------------------------------------------
Fixed maturities                              $ 82        $102
Mortgage loans                                  14          17
Real estate                                    173         288
Other long-term investments                     12           8
--------------------------------------------------------------
Total                                         $281        $415
-------------------------------------=========================

    F) DERIVATIVE FINANCIAL INSTRUMENTS: CIGNA's investment strategy is to manage the characteristics of investment assets, such as liquidity, currency, yield and duration, to reflect the underlying characteristics of the related insurance and contractholder liabilities, which vary among CIGNA's principal product lines. In connection with this investment strategy, CIGNA's use of derivative instruments, including interest rate and currency swaps, purchased options and futures contracts, is limited to hedging applications to minimize market risk.

    Hedge accounting treatment requires a probability of high correlation between the changes in the market value or cash flows of the derivatives and the hedged assets or liabilities. Under hedge accounting, the changes in market value or cash flows of the derivatives and the hedged assets or liabilities are recognized in net income in the same period. If CIGNA's use of derivatives does not qualify for hedge accounting treatment, the derivative is recorded at fair value and changes in its fair value are recognized in net income without considering changes in the hedged asset or liability.

    CIGNA routinely monitors, by individual counterparty, exposure to credit risk associated with swap and option contracts and diversifies the portfolio among approved dealers of high credit quality. Futures contracts are exchange-traded and, therefore, credit risk is limited since the exchange assumes the obligations. CIGNA manages legal risks by following industry standardized documentation procedures and by monitoring legal developments.

    Underlying contract, notional or principal amounts associated with derivatives at December 31 were as follows:

--------------------------------------------------------------
(In millions)                                1996         1995
--------------------------------------------------------------
Interest rate swaps                          $408         $601
Currency swaps                               $304         $371
Purchased options                            $632         $ 84
Futures                                      $ 45         $ 22
--------------------------------------------------------------

    Under interest rate swaps, CIGNA agrees with other parties to periodically exchange the difference between variable rate and fixed rate asset cash flows to provide stable returns for related liabilities. CIGNA uses currency swaps (primarily Canadian dollars, pounds sterling and Swiss francs) to match the currency of investments to that of the associated liabilities. Under currency swaps, the parties exchange principal and interest amounts in two relevant currencies using agreed-upon exchange amounts.

    The net interest cash flows from interest rate and currency swaps are recognized currently as an adjustment to net investment income, and the fair value of these swaps is reported as an adjustment to the related investments.

    Using purchased options to reduce the effect of changes in interest rates or equity indexes on liabilities, CIGNA pays an up-front fee to receive cash flows from third parties when interest rates or equity indexes vary from specified levels. Purchased options that qualify for hedge accounting are recorded consistent with the related liabilities, at amortized cost plus adjustments based on current equity indexes, and income is reported as an adjustment to benefit expense. Purchased options are reported in other assets, and fees paid are amortized to benefit expense over their contractual periods. Purchased options with underlying notional amounts of $112 million at December 31, 1996 that are designated as hedges, but do not qualify for hedge accounting, are reported in other long-term investments at fair value with changes in fair value recognized as realized investment gains and losses.

    Interest rate futures are used to temporarily hedge against the changes in market values of bonds and mortgage loans to be purchased or sold. Under futures contracts, changes in the contract values are settled in cash daily with the exchange on which the instrument is traded. These changes in contract values are deferred and recorded as adjustments to the carrying value of the related bond or mortgage loan. Deferred gains and losses are amortized into net investment income over the life of the investments purchased or are recognized in full as realized investment gains and losses if investments are sold. Gains and losses on futures contracts deferred in anticipation of investment purchases were immaterial at December 31, 1996 and 1995.

    The effects of interest rate and currency swaps, purchased options and futures on the components of net income for 1996, 1995 and 1994 were not material.

    As of December 31, 1996 and 1995, CIGNA's variable interest rate investments consisted of approximately $1.5 billion and $1.4 billion of fixed maturities, respectively. As of December 31, 1996 and 1995, CIGNA's fixed interest rate investments consisted of $33.4 billion and $34.8 billion, respectively, of fixed maturities, and $10.9 billion and $11 billion, respectively, of mortgage loans.

    G) OTHER: As of December 31, 1996 and 1995, CIGNA had no concentration of investments in a single investee exceeding 10% of Shareholders' Equity.

NOTE 5 -- INVESTMENT INCOME AND GAINS AND LOSSES

    A) NET INVESTMENT INCOME: The components of net investment income, including policyholder share, for the year ended December 31 were as follows:


-------------------------------------------------------
(In millions)                  1996      1995      1994
-------------------------------------------------------
Fixed maturities             $2,613    $2,571    $2,465
Equity securities                20        47        67
Mortgage loans                  982       932       892
Policy loans                    561       511       371
Real estate                     223       317       327
Other long-term
   investments                   65        77        73
Short-term investments          110       199       128
                             --------------------------
                              4,574     4,654     4,323
Less investment expenses        241       358       377
-------------------------------------------------------
Net investment income        $4,333    $4,296    $3,946
-----------------------------==========================

    Net investment income attributable to policyholder contracts, which is included in CIGNA's revenues and is primarily offset by amounts included in Benefits, Losses and Settlement Expenses, was approximately $1.8 billion for both 1996 and 1995, compared with $1.5 billion for 1994. Net investment income for separate accounts, which is not reflected in CIGNA's revenues, was $1.1 billion, $885 million and $699 million for 1996, 1995 and 1994, respectively.

    As of December 31, 1996, fixed maturities and mortgage loans on non-accrual status, including policyholder share, were $166 million and $370 million, including restructured investments of $144 million and $312 million, respectively. As of December 31, 1995, fixed maturities and mortgage loans on non-accrual status, including policyholder share, were $196 million and $575 million, including restructured investments of $139 million and $494 million, respectively. If interest on these investments had been recognized in accordance with their original terms, net income would have been increased by $15 million, $14 million and $27 million in 1996, 1995 and 1994, respectively.

    B) REALIZED INVESTMENT GAINS AND LOSSES: Realized gains and losses on investments, excluding policyholder share, for the year ended December 31 were as follows:

-------------------------------------------------------------
(In millions)                         1996      1995     1994
-------------------------------------------------------------
Realized investment gains (losses):
  Fixed maturities                    $ 37      $ 26     $ (6)
  Equity securities                     24       187       38
  Mortgage loans                       (23)       (3)      (1)
  Real estate                           29        19       10
  Other                                 24         4        1
                                      -----------------------
                                        91       233       42
Less income taxes                       37        55       14
-------------------------------------------------------------
Net realized investment gains         $ 54      $178     $ 28
--------------------------------------=======================

    Realized investment gains and losses include impairments in the value of investments, net of recoveries, of $51 million, $46 million and $50 million in 1996, 1995 and 1994, respectively.

    Realized investment gains (losses) for separate accounts, which are not reflected in CIGNA's revenues, were $305 million, $412 million and ($51) million for 1996, 1995 and 1994, respectively. Realized investment gains (losses) attributable to policyholder contracts, which also are not reflected in CIGNA's revenues, were $82 million, ($7) million and $5 million for 1996, 1995 and 1994, respectively.

    Sales of available-for-sale fixed maturities and equity securities, including policyholder share, for the year ended December 31 were as follows:


-----------------------------------------------------
(In millions)              1996       1995       1994
-----------------------------------------------------
Proceeds from sales      $6,444     $8,160     $5,549
Gross gains on sales       $239       $426       $232
Gross losses on sales     ($158)     ($205)     ($222)
-----------------------------------------------------

    Prior to the SFAS No. 115 reclassification described in Note 2(B), $218 million of fixed maturities classified as held-to-maturity, including policyholder share, were transferred to the available-for-sale category in 1995 with no material effect on Shareholders' Equity.

NOTE 6 - DEBT

   Short-term and long-term debt consisted of the following at December 31:


-------------------------------------------------------------------
(In millions)                                      1996        1995
-------------------------------------------------------------------
SHORT-TERM
  Commercial paper                               $  247      $  253
  Current maturities of long-term debt               42         161
-------------------------------------------------------------------
Total short-term debt                            $  289      $  414
------------------------------------------=========================
LONG-TERM
  Unsecured Debt:
        8.16% Notes due 2000                     $   25      $   25
        8 3/4% Notes due 2001                       100         100
        7.17% Notes due 2002                         25          25
        7.4% Notes due 2003                         100         100
        6 3/8% Notes due 2006                       100         100
        8 1/4% Notes due 2007                       100         100
        7.65% Notes due 2023                        100         100
        8.3% Notes due 2023                         100         100
        Medium-term Notes                           203         242
  Secured Debt (principally by real estate)         168         174
-------------------------------------------------------------------
Total long-term debt                             $1,021      $1,066
------------------------------------------=========================

    CIGNA issues commercial paper primarily to manage imbalances between operating cash flows and existing commitments, to meet working capital needs and to take advantage of current investment opportunities. Commercial paper borrowing arrangements are supported by various lines of credit. As of December 31, 1996 and 1995, the weighted average interest rate on commercial paper was 5.6% and 5.9%, respectively.

   Medium-term notes have original maturity dates ranging from approximately five to ten years and interest rates ranging from 5 3/4% to 9 3/4%. As of December 31, 1996 and 1995, the weighted average interest rate on medium-term notes was 8.5%.

   During 1995, CIGNA's 8.2% Convertible Subordinated Debentures due in 2010 were converted through non-cash transactions into approximately 3.6 million shares of CIGNA common stock.

   In 1995, CIGNA issued $25 million of unsecured 8.16% Notes due in 2000, $25 million of unsecured 7.17% Notes due in 2002 and $36 million in medium-term notes. The proceeds from these issues were used for general corporate purposes.

   As of December 31, 1996, CIGNA had available approximately $660 million in committed and uncommitted lines of credit provided by U.S. and foreign banks. These lines of credit generally have terms ranging from one to three years and are paid for by using a combination of fees and bank balances. Interest that CIGNA would be charged for usage of these lines of credit is based upon negotiated arrangements.

   As of December 31, 1996, CIGNA had approximately $800 million remaining under an effective shelf registration statement filed with the Securities and Exchange Commission that may be issued as debt securities, equity securities or both, depending upon market conditions and CIGNA's capital requirements.

   Maturities of long-term debt for each of the next five years are as follows:
1997 -- $42 million; 1998 -- $85 million; 1999 -- $60 million; 2000 -- $56 million; and 2001 -- $148 million.

   Interest expense was $102 million, $120 million and $121 million in 1996, 1995 and 1994, respectively.

NOTE 7 -- COMMON AND PREFERRED STOCK

-------------------------------------------------------------
(Shares in thousands)               1996       1995      1994
-------------------------------------------------------------
Common: Par value $1
  200,000 shares authorized
    Outstanding -- January 1      76,332     72,225    72,015
    Issued for stock option
        and other benefit plans      294        504       210
    Issued upon conversion
       of  8.2% Convertible
       Subordinated Debentures        --      3,603        --
    Repurchase of common stock    (2,428)        --        --
                                  ---------------------------
    Outstanding -- December 31    74,198     76,332    72,225
    Treasury shares               13,432     11,014    10,844
-------------------------------------------------------------
Issued -- December 31             87,630     87,346    83,069
----------------------------------===========================


   Stock issued under stock option and other benefit plans resulted in increases in Additional Paid-in Capital of $36 million, $41 million and $26 million in 1996, 1995 and 1994, respectively. Such stock issuances also resulted in net increases in Treasury Stock of $12 million, $14 million and $19 million in 1996, 1995 and 1994, respectively. During 1996, Treasury Stock increased by approximately $300 million as a result of repurchase of common stock. In 1995, conversion of CIGNA's 8.2% Convertible Subordinated Debentures resulted in an increase in Common Stock and Additional Paid-in Capital of $4 million and $247 million, respectively.

   Under CIGNA's shareholder rights plan, Preferred Stock Purchase Rights (Rights) attach to all outstanding shares of CIGNA common stock. The Rights trade with the stock until the Rights become exercisable. They are exercisable only if a party acquires, or announces a tender offer to acquire, 20% or more of the outstanding common stock. Each Right entitles the shareholder to buy for a $200 exercise price 1/100 of a share of Junior Participating Preferred Stock Series D, having dividend and voting rights approximately equal to one share of common stock. Under certain circumstances, including the acquisition of 20% or more of the outstanding common stock by an acquirer, all Rights holders except the acquirer may purchase shares of common stock worth twice the exercise price. If CIGNA is acquired in a merger after the acquisition of 20% of outstanding common stock, Rights holders may purchase the acquirer's shares at a similar discount. CIGNA may redeem the Rights for five cents each at any time before an acquirer acquires 20% of its outstanding common stock, and thereafter under certain circumstances.

   CIGNA has authorized a total of 25 million shares of $1 par value preferred stock. No shares of preferred stock were outstanding at December 31, 1996, 1995 and 1994.

NOTE 8 -- SHAREHOLDERS' EQUITY AND DIVIDEND RESTRICTIONS

   The insurance departments of various jurisdictions in which CIGNA's insurance subsidiaries are domiciled recognize as net income and surplus (shareholders' equity) those amounts determined in conformity with statutory accounting practices prescribed or permitted by the departments, which differ in certain respects from generally accepted accounting principles. As permitted by a state insurance department, certain of CIGNA's insurance subsidiaries discount certain asbestos-related and environmental pollution liabilities, which increased statutory surplus by approximately $240 million and $260 million as of December 31, 1996 and 1995, respectively.

   As part of its overall restructuring of the domestic property and casualty operations, CIGNA contributed $375 million of additional capital to certain property and casualty insurance companies in 1996. See Note 16 for additional information on the restructuring.

   As a result of property and casualty losses, CIGNA contributed $250 million of capital in 1994 to enhance the capital base of the domestic property and casualty operations.

   The amounts of statutory net income (loss) for the year ended, and surplus as of, December 31 were as follows:


-------------------------------------------------------------
(In millions)                      1996       1995       1994
-------------------------------------------------------------
LIFE INSURANCE COMPANIES:
   Net income                    $  680     $  471     $  514
   Surplus                       $2,683     $2,672     $2,564
PROPERTY AND CASUALTY
  INSURANCE COMPANIES:
   Net  income (loss)            $  164     $ (201)    $   51
   Surplus                       $1,655     $1,589     $1,565
-------------------------------------------------------------

  CIGNA's insurance subsidiaries are subject to various regulatory restrictions that limit the amount of annual dividends or other distributions, such as loans or cash advances, available to shareholders without prior approval of the insurance regulatory authorities. The maximum dividend distribution that may be made by CIGNA's insurance subsidiaries during 1997 without prior approval is approximately $1.2 billion. The amount of restricted net assets as of December 31, 1996 was approximately $6.4 billion.

NOTE 9 -- INCOME TAXES

   CIGNA's net deferred tax asset of $2 billion and $1.9 billion as of December 31, 1996 and 1995, respectively, reflects management's belief that CIGNA's taxable income in future years will be sufficient to realize the net deferred tax asset based on CIGNA's earnings history and its future expectations. In determining the adequacy of future taxable income, management considered the future reversal of its existing taxable temporary differences and available tax planning strategies that could be implemented, if necessary.

   CIGNA's deferred tax asset is net of valuation allowances of $47 million and $48 million as of December 31, 1996 and 1995, respectively. The valuation allowance reflects management's assessment, based on available information, that it is more likely than not that a portion of the deferred tax asset for certain foreign operations will not be realized. Adjustments to the valuation allowance will be made if there is a change in management's assessment of the amount of the deferred tax asset that is realizable. During 1996, 1995 and 1994, the valuation allowance was increased (decreased) by ($1) million, $1 million and ($6) million, respectively, to reflect management's assessment of changes related to certain foreign operations.

    As of December 31, 1996 and 1995, the net deferred tax asset included a benefit of $53 million and $287 million, respectively, resulting from tax basis net operating loss carryforwards of $150 million and $819 million, respectively. Subject to statutory limitations, these carryforwards are available to offset future taxable income through the year 2010.

    In accordance with the Life Insurance Company Income Tax Act of 1959, a portion of CIGNA's life insurance companies' statutory income was not subject to current income taxation but was accumulated in an account designated Policyholders' Surplus Account. Under the Tax Reform Act of 1984, no further additions may be made to the Policyholders' Surplus Account for tax years ending after December 31, 1983. The balance in the account of approximately $450 million at December 31, 1996 would result in a tax liability of $158 million only if distributed to shareholders or if the account balance exceeded a prescribed maximum. No income taxes have been provided on this amount because, in management's opinion, the likelihood that these conditions will be met is remote.

   CIGNA's federal income tax returns are routinely audited by the Internal Revenue Service (IRS), and provisions are made in the financial statements in anticipation of the results of these audits. The IRS has completed audits of the years 1982 through 1990. One issue, which relates only to years prior to 1989, remains outstanding, and it could result in an assessment of approximately $220 million. CIGNA is contesting this issue in court. Although the outcome is uncertain, management believes that CIGNA should prevail.

   In management's opinion, adequate tax liabilities have been established for all years.

   The tax effect of temporary differences which give rise to deferred income tax assets and liabilities as of December 31 were as follows:

---------------------------------------------------------------
(In millions)                                   1996       1995
---------------------------------------------------------------
DEFERRED TAX ASSETS:
    Loss reserve discounting                  $  779     $  741
    Other insurance and contractholder
      liabilities                                607        718
    Employee and retiree benefit plans           450        433
    Investments, net                             284        211
    Operating loss carryforwards                  53        287
    Bad debt expense                             122        123
    Other                                        254        195
                                              -----------------
    Deferred tax assets before valuation
       allowance                               2,549      2,708
    Valuation allowance for deferred tax
       assets                                    (47)       (48)
                                              -----------------
    Deferred tax assets, net of valuation
       allowance                               2,502      2,660
                                              -----------------
DEFERRED TAX LIABILITIES:
   Unrealized appreciation on investments        307        556
   Depreciation                                  112        129
   Policy acquisition expenses                    36         52
   Other                                          49         57
                                              -----------------
   Total deferred tax liabilities                504        794
---------------------------------------------------------------
Net deferred income tax asset                 $1,998     $1,866
----------------------------------------------=================

   The components of income taxes for the year ended December 31 were as follows:

----------------------------------------------------
(In millions)           1996        1995        1994
----------------------------------------------------
CURRENT TAXES:
    U.S. income         $339       $ 185        $182
    Foreign income        80          73          42
                        ----------------------------
                         419         258         224
                        ----------------------------
DEFERRED TAXES
   (BENEFITS):
    U.S. income          108        (212)         22
    Foreign income        18          (6)          5
                        ----------------------------
                         126        (218)         27
----------------------------------------------------
Total income taxes      $545       $  40        $251
------------------------============================

   Total income taxes for the year ended December 31 were less than the amount computed using the nominal federal income tax rate of 35% for the following reasons:

------------------------------------------------------------------------------------
(In millions)                                   1996            1995            1994
------------------------------------------------------------------------------------
Tax expense at nominal rate                     $560            $88             $282
Tax exempt interest income                       (31)           (34)             (37)
Realized investment gains                          1            (24)              (5)
Dividends received deduction                      (7)            (8)             (10)
Amortization of goodwill                          17             16               30
Interest on provisions                             7             10               10
Resolved federal tax audit issues                 --             (7)              (7)
Other                                             (2)            (1)             (12)
------------------------------------------------------------------------------------
Total income taxes                              $545            $40             $251
------------------------------------------------====================================

NOTE 10 -- PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS PLANS

   A) PENSION PLANS: CIGNA and certain of its subsidiaries provide retirement benefits to eligible employees and agents. These benefits are provided through a plan covering most domestic employees (the Plan) and by several separate pension plans for various subsidiaries, agents and foreign employees.

   The Plan is a non-contributory, defined benefit, trusteed plan available to eligible domestic employees. Benefits are based on employees' years of service and compensation during the highest three or, if service commenced after December 31, 1988, five consecutive years of employment, offset by a portion of the Social Security benefit for which they are eligible. CIGNA funds at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

   The following table summarizes the status as of December 31 of pension plans for which assets exceeded accumulated benefit obligations:

-----------------------------------------------------------------------
(In millions)                                          1996        1995
-----------------------------------------------------------------------
Actuarial present value of benefit obligations:
    Vested benefit obligation                       $1,826       $1,877
                                                    -------------------
    Accumulated benefit obligation                  $1,867       $1,913
                                                    -------------------
Pension liability included in Other Liabilities:
    Projected benefit obligation                    $2,244       $2,318
    Less plan assets at fair value                   2,288        2,071
                                                    -------------------
    Plan assets (greater) less than projected
         benefit obligation                            (44)         247
    Unrecognized net gain (loss) from past
         experience                                     72         (225)
    Unrecognized prior service cost                    (27)         (28)
    Unamortized SFAS 87 transition asset                48           58
-----------------------------------------------------------------------
Pension liability                                   $   49       $   52
----------------------------------------------------===================

   At December 31, 1996 and 1995, plans under which accumulated benefits exceeded assets had projected benefit obligations of $296 million and $246 million, respectively, and related assets at fair value of $49 million and $37 million for 1996 and 1995, respectively. The accumulated benefit obligation as of December 31, 1996 and 1995 related to these plans was $211 million and $187 million, respectively. The pension liability included in Other Liabilities related to these plans was $172 million and $157 million, respectively.

   Components of net pension cost for all plans for the year ended December 31 were as follows:

----------------------------------------------------------
(In millions)                     1996      1995      1994
----------------------------------------------------------
Service cost -- benefits
    earned during the year       $ 100     $  83     $ 104
Interest accrued on projected
    benefit obligation             174       163       151
Actual return on assets           (269)     (392)      (26)
Net amortization and deferral      106       231      (121)
----------------------------------------------------------
Net pension cost                 $ 111     $  85     $ 108
---------------------------------=========================

    Determination of the projected benefit obligation was based on an estimated discount rate of 7.5% and 7.1% for 1996 and 1995, respectively, and an estimated long-term rate of compensation increase of 4.7% for both 1996 and 1995. The estimated long-term rate of return on assets was 9% for both 1996 and 1995. Substantially all Plan assets are invested in either the separate accounts of Connecticut General Life Insurance Company (CGLIC), which is a CIGNA subsidiary, or immediate participation guaranteed investment contracts issued by CGLIC. Plan assets also include 97,500 and 297,500 shares of CIGNA common stock at December 31, 1996 and 1995, respectively, with a market value of $13 million and $31 million at December 31, 1996 and 1995, respectively.

    B) OTHER POSTRETIREMENT BENEFITS PLANS: In addition to providing pension benefits, CIGNA and certain of its subsidiaries provide certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans. A substantial portion of CIGNA's employees may become eligible for these benefits upon retirement. CIGNA's contributions for health care benefits depend upon a retiree's date of retirement, age, years of service and cost-sharing features, such as deductibles and coinsurance. Under the terms of the benefit plans, benefit provisions and cost-sharing features can be adjusted. In general, retiree health care benefits are not funded and are paid as covered expenses are incurred. Retiree life insurance benefits are paid from plan assets or as covered expenses are incurred.

    In 1996, CIGNA amended its health care plan for certain current and future retirees effective January 1, 1997, whereby health benefits will be provided primarily through CIGNA's managed care networks in exchange for a fixed reimbursement amount per retiree from Medicare. The effect of the plan amendment was to reduce the accumulated benefit obligation by $110 million. The reduction of the liability is being amortized into income over the average remaining employee service period, approximately 17 years.

    An employer's postretirement benefit liability is primarily measured by determining the present value of the projected future costs of health benefits based on an estimate of health care cost trend rates.

    The following table summarizes the underfunded plans' benefit obligations reconciled with the amount included in Other Liabilities as of December 31:

---------------------------------------------------------------
(In millions)                                      1996    1995
---------------------------------------------------------------
Actuarial present value of benefit obligations:
   Retirees                                        $379    $446
   Other fully eligible plan participants            11      27
   Other active plan participants                    72     170
                                                   ------------
Total accumulated benefit obligations               462     643
Less plan assets at fair value                       54      54
                                                   ------------
Plan assets less than accumulated
    benefit obligations                             408     589
Unrecognized net gain from past experience          234     158
Unrecognized prior service cost                     254     156
---------------------------------------------------------------
Other postretirement benefit liability             $896    $903
---------------------------------------------------============

    At December 31, 1996 and 1995, plan assets of $54 million represented partial funding for retiree life insurance plans with accumulated benefit obligations of $129 million and $131 million, respectively, and such plan assets were invested in the general account assets of CGLIC, with an estimated long-term rate of return of 7% for both 1996 and 1995.

    Components of net other postretirement benefit cost for the year ended December 31 were as follows:

-------------------------------------------------------------
(In millions)                        1996      1995      1994
-------------------------------------------------------------
Service cost -- benefits earned
    during the year                  $ 10      $ 14      $ 23
Interest accrued on benefit
    obligation                         38        44        49
Actual return on assets                (1)       (9)        2
Net amortization and deferral         (26)      (13)      (16)
-------------------------------------------------------------
Net other postretirement
    benefit cost                     $ 21      $ 36      $ 58
-------------------------------------========================

    Determination of the accumulated other postretirement benefit obligations for 1996 and 1995 was based on an estimated discount rate of 7.5% and 7.2%, respectively, and an estimated long-term rate of compensation increase of 4.5% for both 1996 and 1995. The estimated rate of future increases in per capita cost of health care benefits (the health care cost trend rate) was 10.0% decreasing ratably to 5.5% over five years, which reflects CIGNA's current claim experience and management's estimate that future rates of growth will decline. Increasing the health care cost trend rate by one percentage point for each future year would increase accumulated other postretirement benefit obligations by $40 million and the annual service and interest cost by $4 million, before taxes.

    C) OTHER POSTEMPLOYMENT BENEFITS: CIGNA and certain of its subsidiaries provide certain salary continuation (severance and disability), health care and life insurance benefits to inactive and former employees, spouses and other eligible dependents through various employee benefit plans.

     Although severance benefits accumulate with additional service, CIGNA recognizes severance expense when severance is probable and the costs can be reasonably estimated. Postemployment benefits other than severance generally do not vest or accumulate; therefore, the estimated cost of benefits are accrued when determined to be probable and estimable, generally upon disability or termination. See Note 16 for additional information regarding severance benefits accrued as part of cost reduction plans.

    D) CAPITAL ACCUMULATION PLANS: CIGNA sponsors various capital accumulation plans in which employee contributions on a pre-tax basis (401(k)) are supplemented by CIGNA matching contributions. Contributions are invested, at the election of the employee, in one or more of the following investments:
CIGNA common stock fund, several non-CIGNA stock and bond portfolios, and a fixed-income fund. CIGNA's expense for such plans totaled $39 million, $37 million and $34 million for 1996, 1995 and 1994, respectively.

NOTE 11 -- EMPLOYEE INCENTIVE PLANS

    The People Resources Committee of the Board of Directors can award to key employees stock options, stock appreciation rights (SARs) only in tandem with stock options, restricted stock, dividend equivalent rights or common stock in lieu of cash payable under other incentive plans. As of December 31, 1996, 1995 and 1994, stock available for award aggregated 5,095,415 shares, 6,007,504 shares and 1,746,135 shares, respectively. The increase in 1995 was due to the adoption of a new plan. In 1997, CIGNA registered an additional one million shares of stock to be available for award under these plans.

    Grants of restricted stock are awarded annually, with vesting periods ranging from three to five years. Although recipients are entitled to receive dividends and vote restricted stock during the vesting period, termination of employment prior to vesting results in forfeiture of the stock. Grants of restricted shares of CIGNA common stock during 1996, 1995 and 1994 totaled 143,278 shares, 321,494 shares and 331,757 shares, respectively, at a weighted average fair value per share of $118.41, $74.37 and $63.03, respectively. Restricted stock grants of 653,739 shares for 1,274 employees were outstanding at December 31, 1996. Compensation cost related to restricted stock grants was not material to CIGNA's results of operations, liquidity or financial condition.

    Options to purchase CIGNA common stock are awarded at market price on the date of grant and expire no later than 10 years after that date. Certain outstanding options have a replacement option feature providing that when the underlying option is exercised by tendering stock a new option is granted covering shares equal to the number tendered. These options are exercisable at the market price on the date of the new grant and expire on the expiration date of the original option. SARs permit the holders to receive in cash or stock the excess of the current market price of the underlying stock over the option price. Either the stock option or the SAR, but not both, may be exercised. Options and SARs may be subject to vesting periods. For options with SARs, changes in the market price of the stock, to the extent it exceeds the option price, are reflected as an expense.

    The following table summarizes the status of, and changes in, common stock options outstanding for the year ended December 31:

--------------------------------------------------------------------------------------------------------------------------------
                                            1996                              1995                             1994
--------------------------------------------------------------------------------------------------------------------------------
                                                      Weighted                           Weighted                       Weighted
                                                       Average                            Average                        Average
                                     Shares     Exercise Price          Shares     Exercise Price       Shares    Exercise Price
--------------------------------------------------------------------------------------------------------------------------------
Outstanding -- January 1          1,608,889            $ 71.15       1,611,949             $65.60      745,614            $57.57
      Granted                       871,320             121.15         536,823              79.05    1,095,200             69.66
      Exercised                    (803,134)             71.33        (509,533)             61.87     (116,943)            52.46
      Expired or canceled          ( 49,109)             89.73        ( 30,350)             71.85     (111,922)            65.88
                                  ---------                          ---------                       ---------
Outstanding -- December 31        1,627,966              97.26       1,608,889              71.15    1,611,949             65.60
----------------------------------==============================================================================================
Options exercisable at year-end     664,784            $ 75.62         683,376             $64.80      486,917            $57.70
----------------------------------==============================================================================================

    The following table summarizes the range of exercise prices for outstanding common stock options at December 31, 1996:

---------------------------------------------------------------
                                           Range Of Exercise
                                                 Prices
---------------------------------------------------------------
                                        $48.00 TO    $102.25 TO
                                        $   80.25    $   141.00
---------------------------------------------------------------
Options outstanding                       730,407       897,559
    Weighted average remaining
      contractual life                  7.1 years     8.5 years
    Weighted average exercise price     $   68.99    $   120.37
Options exercisable                       537,907       126,877
    Weighted average exercise price     $   66.78    $   113.11
---------------------------------------------------------------

    The weighted average fair value of options granted during 1996 and 1995 was $29.98 and $18.16, respectively. Fair value of each option grant in 1996 and 1995 was estimated using the Black-Scholes option-pricing model with the following assumptions:

-----------------------------------------------------------
                                       1996           1995
-----------------------------------------------------------
Dividend yield                           3.5%           4.6%
Expected volatility                     26.2%          25.5%
Risk-free interest rate                  5.9%           7.1%
Expected option life                 6 years        6 years
-----------------------------------------------------------

    CIGNA's net income would have been reduced by $10 million and $2 million in 1996 and 1995, respectively, and earnings per share would have been reduced by $0.13 and $0.03 had CIGNA recorded compensation expense for stock options based on their fair value at the grant date.

NOTE 12 -- EARNINGS PER SHARE

    Earnings per share were based on net income divided by weighted average common shares, including common share equivalents, of 76.2 million, 73.7 million and 72.3 million for 1996, 1995 and 1994, respectively.

    There was no significant difference between earnings per share on a primary and a fully diluted basis.

    As discussed in Note 6, during 1995 CIGNA's 8.2% Convertible Subordinated Debentures were converted into approximately 3.6 million shares of CIGNA common stock. If these conversions had taken place on January 1, 1995 and the related interest expense ($10 million after-tax) were excluded from net income for the year, earnings per share for 1995 would have been $2.89.

NOTE 13 -- REINSURANCE

    In the normal course of business, CIGNA's insurance subsidiaries enter into agreements, primarily relating to short-duration contracts, to assume and cede reinsurance with other insurance companies. Reinsurance is ceded primarily to limit losses from large exposures and to permit recovery of a portion of direct losses, although ceded reinsurance does not relieve the originating insurer of liability. CIGNA evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of its reinsurers. As of December 31, 1996 and 1995, approximately 7% and 8%, respectively, of reinsurance recoverables were due from certain syndicates affiliated with Lloyd's of London.

    Failure of reinsurers to indemnify CIGNA, as a result of reinsurer insolvencies and disputes, could result in losses. Allowances for uncollectible amounts were $711 million and $700 million as of December 31, 1996 and 1995, respectively. During 1995, CIGNA increased the allowance for uncollectible reinsurance by $210 million pre-tax ($138 million after-tax) for asbestos-related and environmental pollution losses, assumed reinsurance and other commercial exposures. While future charges for unrecoverable reinsurance may materially affect results of operations in future periods, such amounts are not expected to have a material adverse effect on CIGNA's liquidity or financial condition.

    The effects of reinsurance on net earned premiums and fees for the year ended December 31 were as follows:

------------------------------------------------------------
(In millions)                      1996      1995       1994
------------------------------------------------------------
SHORT-DURATION CONTRACTS
Premiums and fees:
   Direct                       $12,346   $12,144    $12,281
   Assumed                        1,534     1,881      2,039
   Ceded                         (1,931)   (2,115)    (2,236)
------------------------------------------------------------
Net earned premiums and fees    $11,949   $11,910    $12,084
--------------------------------============================
LONG-DURATION CONTRACTS
Premiums and fees:
   Direct                       $ 1,959   $ 1,979    $ 1,781
   Assumed                          199       162        148
   Ceded                           (191)     (137)      (101)
------------------------------------------------------------
Net earned premiums and fees    $ 1,967   $ 2,004    $ 1,828
--------------------------------============================

    The effects of reinsurance on written premiums and fees for short-duration contracts were not materially different from the amounts shown in the above table. Benefits, losses and settlement expenses for 1996, 1995 and 1994 were net of reinsurance recoveries of $1.6 billion, $1.5 billion and $1.2 billion, respectively.

NOTE 14 -- PROPERTY AND CASUALTY UNPAID CLAIMS AND CLAIM EXPENSE RESERVES AND REINSURANCE RECOVERABLES

    As described in Note 2(M), CIGNA establishes loss reserves, which are estimates of future payments of reported and unreported claims for losses and related expenses, with respect to insured events that have occurred.

    Activity in the reserve for unpaid claims and claim adjustment expenses for the year ended December 31 was as follows:

----------------------------------------------------------------------
(In millions)                               1996       1995       1994
----------------------------------------------------------------------
Gross reserve -- January 1               $17,023    $16,825    $17,764
Less reinsurance recoverable               5,864      6,190      7,104
                                         -----------------------------
Net reserve -- January 1                  11,159     10,635     10,660
                                         -----------------------------
Plus incurred claims and claim
      adjustment expenses:
   Provision for insured events of
      the current year                     2,348      2,386      3,093
   Increase in provision for insured
      events of prior years                  177      1,498        538
                                         -----------------------------
   Total incurred claims and claim
      adjustment expenses                  2,525      3,884      3,631
                                         -----------------------------
Less payments for claims and
      claim  adjustment expenses
      attributable to:
   Insured events of the current year        823        971      1,020
   Insured events of prior years           2,214      2,389      2,636
                                         -----------------------------
   Total payments for claims and
       claim adjustment expenses           3,037      3,360      3,656
                                         -----------------------------
Net reserve -- December 31                10,647     11,159     10,635
Plus reinsurance recoverable               5,835      5,864      6,190
----------------------------------------------------------------------
Gross reserve -- December 31             $16,482    $17,023    $16,825
-----------------------------------------=============================

    The basic assumption underlying the many traditional actuarial and other methods used in the estimation of property and casualty loss reserves is that past experience is an appropriate basis for predicting future events. However, current trends and other factors that would modify past experience are also considered. The process of establishing loss reserves is subject to uncertainties that are normal, recurring and inherent in the property and casualty business.

    CIGNA implemented a new methodology for estimating asbestos-related and environmental pollution (A&E) reserves in the third quarter of 1995. CIGNA evaluated newly emerging methods for estimating A&E liabilities and expanded its claims data bases. Using those recent developments, CIGNA completed a comprehensive review of its A&E exposures and increased asbestos-related reserves by $255 million ($194 million, net of reinsurance) and environmental pollution reserves by $1.2 billion ($861 million, net of reinsurance). CIGNA's reserves for A&E claims are a reasonable estimate of its liability for these claims, based on currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available.

    Reserving for property and casualty claims continues to be a complex and uncertain process, requiring the use of informed estimates and judgments. CIGNA's estimates and judgments may be revised as additional experience and other data become available and are reviewed, as new or improved methodologies are developed or as current law changes. Any such revisions could result in future changes in estimates of losses or reinsurance recoverables, and would be reflected in CIGNA's results of operations for the period in which the estimates are changed. While the effect of any such changes in estimates of losses or reinsurance recoverables could be material to future results of operations, CIGNA does not expect such changes to have a material effect on its liquidity or financial condition.

    In management's judgment, information currently available has been appropriately considered in estimating CIGNA's loss reserves and reinsurance recoverables.

    Charges to income for increases in the Property and Casualty segment's liability for insured events of prior years (prior year development) for A&E losses and charges for unrecoverable reinsurance in the aggregate were $117 million, $1.4 billion and $304 million for 1996, 1995 and 1994, respectively. Prior year development for 1995 reflects the A&E charge noted above, as well as $135 million for unrecoverable reinsurance related to CIGNA's assumed reinsurance and other commercial exposures.

    CIGNA's reserves for A&E exposures as of December 31 were as follows:

-------------------------------------------------------------------
                                  1996                    1995
                           ----------------------------------------
(In millions)               Gross        Net        Gross       Net
-------------------------------------------------------------------
Asbestos                   $  771     $  483       $  749    $  457
Environmental              $1,492     $1,161       $1,665    $1,268
-------------------------------------------------------------------

    Prior year development, other than for A&E claims and charges for unrecoverable reinsurance, was $60 million, $109 million and $234 million for 1996, 1995 and 1994, respectively.

NOTE 15 -- LEASES AND RENTALS

    Rental expenses for operating leases, principally with respect to buildings, amounted to $214 million, $238 million and $246 million in 1996, 1995 and 1994, respectively.

    As of December 31, 1996, future net minimum rental payments under non-cancelable operating leases were approximately $697 million, payable as follows: 1997 -- $140 million; 1998 -- $118 million; 1999 -- $96 million; 2000
-- $71 million; 2001 -- $56 million; and $216 million thereafter.

NOTE 16 -- RESTRUCTURING AND COST REDUCTION INITIATIVES

    Effective December 31, 1995, CIGNA restructured its domestic property and casualty businesses into two separate operations, ongoing and run-off. The ongoing operations are actively engaged in selling insurance products and related services. The run-off operations, which do not actively sell insurance products, manage run-off policies and related claims, including those for A&E exposures. Insurance products that were actively sold in 1995 by subsidiaries that are now in run-off continue to be sold by the ongoing operations. Results for the run-off operations primarily reflect current year losses associated with unearned premiums as of December 31, 1995, prior year development on claim and claim adjustment expense reserves, and investment activity. The restructuring is being contested in the courts by certain competitors and policyholders; however, CIGNA expects to ultimately prevail.

    As part of its overall restructuring plan, CIGNA contributed $375 million of additional capital to the run-off operations. This contribution, which is reflected in the run-off operations' statutory surplus as of December 31, 1995, was funded in 1996 through internal sources. Also, the ongoing operations will contribute an additional $50 million to the run-off operations by December 31, 2001. In addition, the ongoing operations assumed $125 million of liabilities, primarily related to employee benefits of the run-off operations, and will reinsure up to $800 million of claims of the run-off operations in the unlikely event that the statutory capital and surplus of the run-off operations falls below $25 million.

    During 1995, CIGNA began cost reduction initiatives, which resulted in an $85 million pre-tax charge, included in Other Operating Expenses, for the Domestic Property and Casualty operations. The components of the charge were as follows: severance, $37 million, representing costs associated with nonvoluntary terminations of approximately 1,600 domestic employees in various functions and locations; real estate, $25 million, primarily related to vacated lease space; and other costs, $23 million, including $10 million of costs associated with exiting certain business and $6 million for fixed asset write-offs. The cash outlays associated with these initiatives began in the third quarter of 1995 and will continue through 1998, with most of the remaining cash outlays expected to occur in 1997. As of December 31, 1996, $30 million of severance was paid to 1,230 terminated employees. CIGNA has funded, and will continue to fund, these costs through liquid assets, and such funding has not and will not have a material adverse effect on its liquidity.

    During 1995, CIGNA recorded a $30 million pre-tax charge, included in Other Operating Expenses, for cost reduction initiatives in the Employee Life and Health Benefits segment. The charge consisted primarily of severance-related expenses representing costs associated with nonvoluntary employee terminations covering approximately 2,400 employees (approximately 45% in the indemnity operations and 55% in the HMO operations). The cash outlays associated with the restructuring initiatives began in the third quarter of 1995 and will continue through 1997, with $16 million paid in 1996. As of December 31, 1996, $21 million of severance was paid to 1,960 terminated employees. CIGNA has funded, and will continue to fund, these costs through liquid assets, and such funding has not and will not have a material adverse effect on its liquidity.

NOTE 17 -- SEGMENT INFORMATION

    CIGNA operates principally in four segments: Property and Casualty, Employee Life and Health Benefits, Employee Retirement and Savings Benefits, and Individual Financial Services. Other Operations primarily includes unallocated investment income, expenses (principally debt service) and taxes. Also included in Other Operations are the results of CIGNA's settlement annuity business and non-insurance operations engaged primarily in investment and real estate activities.

    CIGNA's Property and Casualty operations routinely insure various forms of property, including large property risks. A major catastrophe could have a material adverse effect on CIGNA's results of operations. However, because CIGNA, through its risk assessment and accumulation processes, monitors writings to avoid significant concentrations, it is not likely that such adverse effect would be material to the Company's liquidity or financial condition.

    CIGNA's operations are not materially dependent on one or a few customers, brokers or agents.

    As discussed in more detail in Note 16, CIGNA's domestic property and casualty operations were restructured into ongoing and run-off operations effective December 31, 1995. Amounts shown for the Property and Casualty segment's ongoing and run-off operations for 1995 are reported on a pro forma basis as though the restructuring was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the restructuring actually occurred as of January 1, 1995. Information for the Property and Casualty segment on a pro forma basis is not available for 1994. Consolidated Property and Casualty segment amounts, including International, did not change as a result of the restructuring.

    Summarized financial information with respect to the business segments for the year ended and as of December 31 was as follows:

---------------------------------------------------------------------
(In millions)                          1996         1995         1994
---------------------------------------------------------------------
REVENUES
Property and Casualty:
   International                   $  2,859     $  3,005     $  2,644
   Domestic - ongoing                 2,147        2,259
            - pre-restructuring                                 3,386
                                   ---------------------
   Ongoing operations                 5,006        5,264
   Run-off operations                   478          471
                                   ----------------------------------
Total Property and Casualty           5,484        5,735        6,030
Employee Life and Health Benefits     9,318        9,167        8,650
Employee Retirement
   and Savings Benefits               2,950        1,983        1,935
Individual Financial Services         2,074        1,920        1,637
Other Operations                        124          150          140
---------------------------------------------------------------------
Total                              $ 18,950     $ 18,955     $ 18,392
-----------------------------------==================================
INCOME (LOSS) BEFORE
INCOME TAXES
Property and Casualty:
   International                   $    248     $    203     $     94
   Domestic - ongoing                   111          (35)
            - pre-restructuring                                  (511)
                                   ---------------------
   Ongoing operations                   359          168
   Run-off operations                   (13)      (1,228)
                                   ----------------------------------
Total Property and Casualty             346       (1,060)        (417)
Employee Life and Health Benefits       764          860          829
Employee Retirement
   and Savings Benefits                 329          284          287
Individual Financial Services           259          231          210
Other Operations                        (97)         (64)        (104)
---------------------------------------------------------------------
Total                              $  1,601     $    251     $    805
-----------------------------------==================================
IDENTIFIABLE ASSETS
Property and Casualty:
   International                   $  7,611     $  7,603     $  6,785
   Domestic - ongoing                10,553        9,843
            - pre-restructuring                                18,850
                                   ---------------------
   Ongoing operations                18,164       17,446
   Run-off operations                 8,043        8,872
                                   ----------------------------------
Total Property and Casualty          26,207       26,318       25,635
Employee Life and Health Benefits    11,590       12,206       11,331
Employee Retirement
   and Savings Benefits              40,399       37,736       33,939
Individual Financial Services        17,581       15,913       12,195
Other Operations                      3,155        3,730        3,002
---------------------------------------------------------------------
Total                              $ 98,932     $ 95,903     $ 86,102
-----------------------------------==================================

NOTE 18 -- FOREIGN OPERATIONS

    CIGNA provides international property and casualty and life and health insurance coverages on a direct and reinsured basis, primarily in Europe, the Pacific region, Canada and Latin America.

    For the year ended December 31, 1996 and 1994, the change in Net Translation of Foreign Currencies reflects increases (decreases) of ($18) million (including a tax benefit of $11 million) and $47 million (including a tax benefit of $16 million), respectively. There was no change in Net Translation of Foreign Currencies for the year ended December 31, 1995.

    Summary financial data of CIGNA's foreign operations for the year ended and as of December 31 were as follows:

---------------------------------------------------------------
(In millions)                        1996       1995       1994
---------------------------------------------------------------
Revenues                           $3,125     $3,240     $2,991
Income before income taxes         $  265     $   82     $   32
Identifiable assets                $9,852     $9,589     $8,742
---------------------------------------------------------------

    CIGNA's income before income taxes included aggregate foreign exchange transaction losses of $1 million in both 1996 and 1995, compared with $5 million in 1994.

NOTE 19 -- CONTINGENCIES

FINANCIAL GUARANTEES

    CIGNA, through its subsidiaries, is contingently liable for various financial guarantees provided in the ordinary course of business. These include guarantees for the repayment of industrial revenue bonds as well as other debt instruments. The contractual amounts of financial guarantees reflect CIGNA's maximum exposure to credit loss in the event of nonperformance. To limit CIGNA's exposure in the event of default of any guaranteed obligation, various programs are in place to ascertain the creditworthiness of guaranteed parties and to monitor this status on a periodic basis. Risk is further reduced primarily through reinsurance.

    The industrial revenue bonds guaranteed directly by CIGNA have remaining maturities of up to 19 years. The guarantees provide for payment of debt service only as it becomes due; consequently, an event of default would not cause an acceleration of scheduled principal and interest payments. The principal amount of the bonds guaranteed by CIGNA at December 31, 1996 and 1995 was $234 million and $266 million, respectively. Revenues in connection with industrial revenue bond guarantees are derived principally from equity participations in the related projects and are included in Net Investment Income as earned. During 1994, losses for industrial revenue bonds were $1 million. There were no such losses in 1996 and 1995.

    In addition, CIGNA is liable for municipal guarantee business of $1.0 billion and $1.3 billion at December 31, 1996 and 1995, respectively, which have maturities of up to 38 years. Such amounts are fully reinsured through a subsidiary of MBIA Inc., a corporation that guarantees the scheduled payment of principal and interest for many types of municipal obligations, including general obligation and special revenue bonds. The nature of this guarantee business is similar to the reinsurance transactions described in Note 13. Municipal guarantees provide for payment of debt service only as it becomes due; consequently, an event of default would not cause an acceleration of scheduled principal and interest payments. As of December 31, 1996 and 1995, loss reserves and unearned premiums under these programs were not material.

    CIGNA also guarantees a minimum level of benefits for certain separate account contracts and, in the event that separate account assets are insufficient to fund minimum policy benefits, CIGNA is obligated to fund the difference. As of December 31, 1996 and 1995, the amount of minimum benefit guarantees for separate account contracts was $4.9 billion and $4.7 billion, respectively. Reserves in addition to the separate account liabilities are established when CIGNA believes a payment will be required under one of these guarantees. No such reserves were required as of December 31, 1996 and 1995. Guarantee fees are part of the overall management fee charged to separate accounts and are recognized in income as earned.

    Although the ultimate outcome of any loss contingencies arising from CIGNA's financial guarantees may adversely affect results of operations in future periods, they are not expected to have a material adverse effect on CIGNA's liquidity or financial condition.

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
REGULATORY AND INDUSTRY DEVELOPMENTS

    CIGNA's businesses are subject to a changing social, economic, legal, legislative and regulatory environment that could affect them. Some of the changes include initiatives to:

-   revise the system of funding cleanup of environmental damages;

-   change certain federal corporate tax laws;

- reinterpret insurance contracts long after the policies were written to provide coverage unanticipated by CIGNA;

-   restrict insurance pricing and the application of underwriting standards;

-   reform health care; and

-   expand regulation.

Some of the more significant issues are discussed below.

    In August 1996, Congress passed legislation that phases out over a three-year period the tax deductibility of policy loan interest for most leveraged corporate-owned life insurance (COLI) products. For 1996, 31% of revenues and 29% of income for the Individual Financial Services segment were from leveraged COLI products that are affected by this legislation. The effect of the legislation on this segment's income is not expected to be material through 1998. Beginning in 1999, the effect of the legislation is uncertain; however, it could have a material adverse effect on the segment's income. CIGNA does not expect this legislation to have a material effect on its consolidated results of operations, liquidity or financial condition.

    Proposed legislation for Superfund reform remains under consideration by Congress. Any changes in Superfund relating to 1) assigning responsibility, 2) funding cleanup costs or 3) establishing cleanup standards could affect the liabilities of policyholders and insurers. Due to uncertainties associated with the timing and content of any future Superfund legislation, the effect on CIGNA's results of operations, liquidity or financial condition cannot be reasonably estimated at this time.

    CIGNA expects proposals for federal and state legislation seeking to place limitations on formation and operation of efficient health care networks. Due to uncertainties associated with the timing and content of any health care legislation, the effect on CIGNA's future results of operations, liquidity or financial condition cannot be reasonably estimated at this time.

    The National Association of Insurance Commissioners (NAIC) is currently addressing risk-based capital guidelines for health maintenance organizations
(HMOs). CIGNA does not expect such guidelines to have a material adverse effect on its future results of operations, liquidity or financial condition.

    The NAIC is currently developing standardized statutory accounting principles, which are scheduled to take effect in 1999. The effect on CIGNA's statutory net income, surplus and liquidity cannot be reasonably estimated at this time.

    In recent years, the number of insurance companies that are impaired or insolvent has increased. This is expected to result in an increase in mandatory assessments by state guaranty funds of, or voluntary payments by, solvent insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments, which are subject to statutory limits, can be partially recovered through a reduction in future premium taxes in some states. CIGNA's insurance subsidiaries recorded pre-tax charges of $56 million, $43 million and $39 million for 1996, 1995 and 1994, respectively, for guaranty fund assessments that can be reasonably estimated before giving effect to future premium tax recoveries. Although future assessments and payments may adversely affect results of operations in future periods, such amounts are not expected to have a material adverse effect on CIGNA's liquidity or financial condition.

    The eventual effect on CIGNA of the changing environment in which it operates remains uncertain.

LITIGATION

    CIGNA is continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of business, either as a liability insurer defending third-party claims brought against its insureds or as an insurer defending coverage claims brought against it by its policyholders or other insurers. One such area of litigation involves policy coverage and judicial interpretation of legal liability for A&E claims.

    While the outcome of all litigation involving CIGNA, including insurance-related litigation, cannot be determined, litigation (including that related to A&E claims) is not expected to result in losses that differ from recorded reserves by amounts that would be material to results of operations, liquidity or financial condition. Also, reinsurance recoveries related to claims in litigation, net of the allowance for uncollectible reinsurance, are not expected to result in recoveries that differ from recorded recoverables by amounts that would be material to results of operations, liquidity or financial condition.


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
REPORT OF INDEPENDENT ACCOUNTANTS

                                                                      [LOGO]

Price Waterhouse LLP

TO THE BOARD OF DIRECTORS
AND SHAREHOLDERS OF CIGNA CORPORATION

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of CIGNA Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Philadelphia, Pennsylvania
February 11, 1997


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